SETTLEMENT AGREEMENT

         THIS SETTLEMENT AGREEMENT ("this Agreement:) is made this 12 day of December, 1995, by and between Ozora Corporation, a Delaware Corporation ("Ozora"), Mark C. Hungerford ("Hungerford"), and TAC, Inc., a Utah Corporation ("TAC").

                                    PREMISES

A. TAC has filed a lawsuit and obtained a judgment in the United States District Court for the Central Division District of Utah, cause no. 95-C-75 G seeking payment of an interest bearing promissory note payable to TAC by Ozora, ("the suit").

B. Ozora seeks to resolve the debt and all issues raised by TAC in the suit through the payment in cash of $250,000 (Two hundred fifty thousand and no/100 dollars).

C. TAC and Ozora agree that the settlement of the lawsuit and release of the judgment will extend to all parties to the suit, including any parties heirs and assigns.

D. Ozora, Hungerford and TAC neither admits and each does specifically deny any and all liability to any party arising from any and all claims, demands, damages, actions, causes of action or legal action of any nature, known or unknown, that have arisen, or may arise, due the matters recited in the pending law suit.

E. Ozora desires to satisfy its debt and all obligations with TAC by payment of the $250,000.

                                    AGREEMENT

         1. BASED ON THE ABOVE PREMISES, WHICH ARE HEREBY INCORPORATED BY REFERENCE, AND in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, Ozora, Hungerford and TAC agree that Ozora will transfer to TAC the sum of $250,000 (Two hundred fifty thousand and no/100 dollars), without interest, not later than the 15th day of March, 1996. This amount is to paid by a payment of not less than $25,000 upon the execution of this agreement, a payment of $60,000 not later than February 1, 1996, the balance of said funds to be paid not later than 3:00 p.m. Mountain Standard Time on the 15th day of March, 1996, all payments shall be by certified check or in cash, however if the real property located at 49 Ivy Drive, Ross, California is sold prior to that date, the then remaining balance is due at the time of closing and upon request by Hungerford's attorney, TAC agrees to provide information as to the then remaining balance due to the escrow agent.


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         2. TAC will, upon receipt of the agreed upon funds,  release all claims it has asserted with respect to the 99,800 shares of class A common stock of Transcisco Industries, Inc. and release in full any claim or right it may have under the judgment granted in the suit.

         3. Any failure to fully perform by payment as specified herein shall be considered a breach of this agreement and the parties agree and stipulate the damage to TAC for such a failure would be in the amount of $10,000 which Ozora and Hungerford agree to pay to TAC in addition to the amounts set forth above by March 15, 1996.

         4. Ozora and Hungerford agree that upon the execution of this agreement to withdraw their Motion to Set Aide Default Judgment as filed in the suit.

         5. TAC agrees to appear at the contempt hearing set for December 13, 1995 and will announce to the court that all matters in dispute between the parties hereto have been resolved and that TAC seeks no relief from the Court for any action of the parties related to the Supplemental Proceedings ordered by the Court in the suit and that the Settlement Agreement resolves and satisfies TAC's request for sanctions. In the event the Court requires either Ozora or Hungerford to pay any amount to TAC representing attorney fees or costs, that amount upon payment to TAC will be credited to the balance due hereunder.

         6. In the event that the funds agreed to be paid hereunder are not paid in full by March 15, 1996 TAC would then be permitted to resume with efforts to collect the then remaining balance due as provided for by the Judgment of the Court.

         7. For and in consideration of the agreements set forth herein, each of the parties, for itself and for its heirs, personal representatives, successors and assigns, hereby releases the other from any and all liability, whatsoever, known or unknown, contingent or matured, which each had or has against the other from the beginning of time until the date of this instrument and particularly, but not by way of limitation of the foregoing, arising out of the transactions made the basis of the suit set out herein above.

         8. At any time prior to March 15, 1996, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         9. This agreement constitutes the entire agreement between the parties with regard to the subject matter herein. It is expressly understood that the provisions herein shall act as a bar to any party hereunder seeking recovery for alleged representations and or omissions not specifically referred to herein. This agreement may not be varied, modified or amended except in writing as provided for herein.

         10. The interpretation and enforcement of this Agreement, and any disputes, civil action, or other legal proceedings arising from or related to this Agreement, shall be governed by the laws of the State of Utah, any conflicts-of-law provision of any state to the contrary notwithstanding. Ozora irrevocably consents to the jurisdiction of the state and federal courts located in the State of Utah in any disputes, civil action, or other legal proceeding arising from or related to this Agreement.


                                            Dated this 12 day of December, 1995.


         IN WITNESSETH WHEREOF, the parties have executed this Settlement Agreement.


Ozora Corporation and                                    TAC, Inc.
Mark C. Hungerford

By: /s/ Mark C. Hungerford                      By:   /s/ BonnieJean C. Tippetts
Title: its President                            Title: Secretary

By: /s/ Mark C. Hungerford
Title: